Exhibit 99.1

IMMEDIATE RELEASE	Contact:	Dennis G. Moore
FOR:		Senior Vice President
Chief Financial Officer
(856) 532-6603

6000 Central Highway
Pennsauken, NJ 08109

J & J SNACK FOODS

REPORTS THIRD QUARTER SALES

AND EARNINGS

Pennsauken, NJ, July 25, 2016 - - J & J Snack Foods Corp. (NASDAQ-JJSF) today announced sales and earnings for the third quarter ended June 25, 2016.

Sales for the third quarter decreased about 1/4 of one percent to $278.0 million from $278.7 million in last year’s third quarter. Net earnings increased 10% to $26.8 million in the current quarter from $24.5 million last year. Earnings per diluted share increased to $1.43 for the third quarter from $1.30 last year. Operating income increased 4% to $40.4 million in the current quarter from $38.8 million in the year ago quarter.

For the nine months ended June 25, 2016, sales increased 2% to $730.5 million from $716.5 million in last year’s nine months.  Net earnings increased 10% to $55.4 million this year from $50.4 million last year for the nine months. Earnings per diluted share increased to $2.95 from $2.68 last year. Operating income increased 6% to $82.1 million this year from $77.2 million last year for the nine months.

Effective with this release, our earnings press release will contain detailed financial statements and commentary relating to our quarterly results of operations.  In connection with this change in practice, we expect to file our quarterly reports on Form 10-Q on the third business day following our quarterly press release.

Gerald B. Shreiber, J & J’s President and Chief Executive Officer, commented, “Although we are pleased that our earnings for the third quarter and nine months are higher than last year, we are disappointed with our lack of sales growth.”

J&J Snack Foods Corp. is a leader and innovator in the snack food industry, providing nutritional and affordable branded niche snack foods and beverages to foodservice and retail supermarket outlets.  Manufactured and distributed nationwide, our principal products include SUPERPRETZEL, BAVARIAN BAKERY and other soft pretzels, ICEE and SLUSH PUPPIE frozen beverages, LUIGI’S, PHILLY SWIRL, MINUTE MAID* frozen juice bars and ices, WHOLE FRUIT sorbet and frozen fruit bars, MARY B’S biscuits and dumplings, DADDY RAY’S fig and fruit bars, CALIFORNIA CHURROS and TIO PEPE’S churros, PATIO Burritos and other handheld sandwiches, THE FUNNEL CAKE FACTORY funnel cakes, and several cookie brands within COUNTRY HOME BAKERS.  For more information, please visit us at www.jjsnack.com.

*MINUTE MAID is a registered trademark of The Coca-Cola Company

- more -

J & J SNACK FOODS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(in thousands, except per share amounts)

	Three months ended		Nine months ended
	June 25,	June 27,	June 25,	June 27,
	2016	2015	2016	2015

Net Sales	$277,981	$278,724	$730,541	$716,484

Cost of goods sold	185,895	188,328	505,871	498,037
Gross Profit	92,086	90,396	224,670	218,447

Operating expenses
Marketing	23,721	23,201	63,714	62,674
Distribution	19,006	20,429	54,784	55,583
Administrative	8,530	7,910	23,857	22,897
Other general expense	392	45	239	67
	51,649	51,585	142,594	141,221

Operating Income	40,437	38,811	82,076	77,226

Other income (expense)
Investment income (loss)	981	(53)	3,118	2,579
Interest expense & other	(31)	(34)	(94)	(88)

Earnings before income taxes	41,387	38,724	85,100	79,717

Income taxes	14,596	14,262	29,743	29,362

NET EARNINGS	$26,791	$24,462	$55,357	$50,355

Earnings per diluted share	$1.43	$1.30	$2.95	$2.68

Weighted average number of diluted shares	18,705	18,823	18,765	18,815

Earnings per basic share	$1.44	$1.31	$2.97	$2.70

Weighted average number of basic shares	18,615	18,691	18,646	18,683

J & J SNACK FOODS CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	June 25,	September 26,
	2016	2015
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$104,321	$133,689
Marketable securities held to maturity	9,667	-
Accounts receivable, net	114,543	102,649
Inventories	94,906	82,657
Prepaid expenses and other	5,109	6,557
Deferred income taxes	3,332	3,266
Total current assets	331,878	328,818

Property, plant and equipment, at cost
Land	2,496	2,496
Buildings	26,741	26,741
Plant machinery and equipment	225,055	210,728
Marketing equipment	274,371	266,047
Transportation equipment	7,490	6,866
Office equipment	21,739	20,586
Improvements	34,529	28,725
Construction in progress	4,919	9,486
Total Property, plant and equipment, at cost	597,340	571,675
Less accumulated depreciation and amortization	414,872	399,621
Property, plant and equipment, net	182,468	172,054

Other assets
Goodwill	86,442	86,442
Other intangible assets, net	41,895	45,819
Marketable securities held to maturity	96,197	66,660
Marketable securities available for sale	29,440	39,638
Other	2,913	3,504
Total other assets	256,887	242,063
Total Assets	$771,233	$742,935

Liabilities and Stockholders' Equity
Current Liabilities
Current obligations under capital leases	$363	$273
Accounts payable	65,866	59,206
Accrued insurance liability	10,705	10,231
Accrued liabilities	5,587	5,365
Accrued compensation expense	14,608	15,318
Dividends payable	7,257	6,723
Total current liabilities	104,386	97,116

Long-term obligations under capital leases	1,327	1,196
Deferred income taxes	43,657	43,789
Other long-term liabilities	813	915

Stockholders' Equity
Preferred stock, $1 par value; authorized 10,000,000 shares; none issued	-	-
Common stock, no par value; authorized, 50,000,000 shares; issued and outstanding 18,618,000 and 18,676,000 respectively	21,756	31,653
Accumulated other comprehensive loss	(13,426)	(10,897)
Retained Earnings	612,720	579,163
Total stockholders' equity	621,050	599,919
Total Liabilities and Stockholders' Equity	$771,233	$742,935

J & J SNACK FOODS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited) (in thousands)

	Nine months ended
	June 25,	June 27,
	2016	2015
Operating activities:
Net earnings	$55,357	$50,355
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of fixed assets	25,526	24,013
Amortization of intangibles and deferred costs	4,304	4,445
Share-based compensation	1,735	1,625
Deferred income taxes	(172)	(131)
Loss on sale of marketable securities	582	1,904
Other	493	(255)
Changes in assets and liabilities net of effects from purchase of companies
Increase in accounts receivable	(11,984)	(15,821)
Increase in inventories	(12,478)	(8,052)
Decrease (increase) in prepaid expenses	1,419	(511)
Increase in accounts payable and accrued liabilities	6,566	8,980
Net cash provided by operating activities	71,348	66,552
Investing activities:
Payment for purchases of companies, net of cash acquired	-	(615)
Purchases of property, plant and equipment	(37,221)	(34,180)
Purchases of marketable securities	(41,786)	(16,126)
Proceeds from redemption and sales of marketable securities	11,008	39,968
Proceeds from disposal of property and equipment	1,578	1,322
Other	308	(167)
Net cash used in investing activities	(66,113)	(9,798)
Financing activities:
Payments to repurchase common stock	(15,265)	(2,114)
Proceeds from issuance of stock	3,634	2,174
Payments on capitalized lease obligations	(265)	(176)
Payment of cash dividend	(21,267)	(19,425)
Net cash used in financing activities	(33,163)	(19,541)
Effect of exchange rate on cash and cash equivalents	(1,440)	(2,425)
Net (decrease) increase in cash and cash equivalents	(29,368)	34,788
Cash and cash equivalents at beginning of period	133,689	91,760
Cash and cash equivalents at end of period	$104,321	$126,548

	Three months ended		Nine months ended
	June 25,	June 27,	June 25,	June 27,
	2016	2015	2016	2015
		(unaudited)
		(in thousands)
Sales to External Customers:
Food Service
Soft pretzels	$44,410	$42,920	$125,943	$124,737
Frozen juices and ices	18,564	19,331	37,850	38,604
Churros	15,819	14,979	43,452	42,568
Handhelds	7,047	5,853	20,371	16,055
Bakery	74,475	79,643	221,500	224,865
Other	8,833	4,522	15,507	9,242
Total Food Service	$169,148	$167,248	$464,623	$456,071

Retail Supermarket
Soft pretzels	$7,136	$7,431	$25,611	$27,460
Frozen juices and ices	26,038	29,421	48,009	52,298
Handhelds	3,813	4,667	11,121	14,115
Coupon redemption	(826)	(811)	(1,911)	(2,811)
Other	852	420	2,143	986
Total Retail Supermarket	$37,013	$41,128	$84,973	$92,048

Frozen Beverages
Beverages	$44,352	$44,990	$102,966	$99,278
Repair and maintenance service	18,398	17,270	53,105	48,303
Machines sales	8,942	7,696	23,911	19,771
Other	128	392	963	1,013
Total Frozen Beverages	$71,820	$70,348	$180,945	$168,365

Consolidated Sales	$277,981	$278,724	$730,541	$716,484

Depreciation and Amortization:
Food Service	$5,777	$5,267	$16,846	$15,782
Retail Supermarket	288	283	862	849
Frozen Beverages	4,095	4,052	12,122	11,827
Total Depreciation and Amortization	$10,160	$9,602	$29,830	$28,458

Operating Income:
Food Service	$24,619	$20,479	$59,041	$51,621
Retail Supermarket	4,266	6,406	7,825	9,607
Frozen Beverages	11,552	11,926	15,210	15,998
Total Operating Income	$40,437	$38,811	$82,076	$77,226

Capital Expenditures:
Food Service	$5,961	$9,315	$19,470	$20,065
Retail Supermarket	140	$-	339	62
Frozen Beverages	7,385	$6,932	17,412	14,053
Total Capital Expenditures	$13,486	$16,247	$37,221	$34,180

Assets:
Food Service	$563,571	$541,314	$563,571	$541,314
Retail Supermarket	26,110	26,711	26,110	26,711
Frozen Beverages	181,552	174,901	181,552	174,901
Total Assets	$771,233	$742,926	$771,233	$742,926

Results of Operations

Net sales decreased $743,000 or about 1/4 of 1% to $277,981,000 for the three months and increased $14,057,000 or 2% to $730,541,000 for the nine months ended June 25, 2016 compared to the three and nine months ended June 27, 2015.

FOOD SERVICE

Sales to food service customers increased $1,900,000 or 1% in the third quarter to $169,148,000 and increased $8,552,000 or 2% for the nine months. Soft pretzel sales to the food service market increased 3% to $44,410,000 in the third quarter and increased 1% to $125,943,000 in the nine months with sales increases and decreases in the third quarter spread among our customers and with sales of $1.2 million under an already ended limited time offer program to a new restaurant chain customer. Soft pretzel sales to restaurant chains were 13% higher compared to last year’s quarter primarily due to the above mentioned sales and for the nine months, soft pretzel sales to restaurant chains were marginally higher than last year.

Frozen juices and ices sales decreased 4% to $18,564,000 in the three months and were down 2% to $37,850,000 in the nine months with lower sales to one customer accounting for the entire decrease in both periods. Churro sales to food service customers increased 6% to $15,819,000 in the third quarter and were up 2% to $43,452,000 for the nine months with sales increases and decreases spread among our customers.

Sales of bakery products decreased $5,168,000 or 6% in the third quarter to $74,475,000 and decreased $3,365,000 or 1% for the nine months. Sales to one customer were down $4.4 million in the quarter compared to last year as the customer added a secondary supplier.  We expect sales to this customer to be down approximately $1 million a month through January 2017.

Sales of handhelds increased $1,194,000 or 20% in the quarter with the sales increase split among two customers and $4,317,000 or 27% for the nine months with 90% of the increase coming from sales to one customer. Sales of funnel cake increased $4,463,000 or 109% in the quarter to $8,570,000 and $6,559,000 or 81% to $14,651,000 for the nine months primarily due to increased sales to school food service and to sales of $3.8 million in the third quarter to a new restaurant chain customer. We do not expect additional funnel cake sales to this customer until the second quarter of our fiscal year 2017.

Sales of new products in the first twelve months since their introduction were approximately $14 million in this quarter and $24 million in the nine months. Price increases accounted for approximately $900,000 of sales in the quarter and $6.8 million in the nine months and net volume increases, including new product sales as defined above, accounted for approximately $1.0 million of sales in the quarter and $1.7 in the nine months.

Operating income in our Food Service segment increased from $20,479,000 to $24,619,000 in the quarter and increased from $51,621,000 to $59,041,000 in the nine months. Operating income for both periods benefitted from lower marketing expenses, lower ingredient costs, significantly increased volume of our handhelds and funnel cake products, pricing and more favorable product mix and was hurt by higher group health insurance costs and lower volume of our frozen juices and ices and bakery products.

RETAIL SUPERMARKETS

Sales of products to retail supermarkets decreased $4,115,000 or 10% to $37,013,000 in the third quarter and decreased $7,075,000 or 8% to $84,973,000 in the nine months. Soft pretzel sales for the third quarter were down 4% to $7,136,000 with sales increases and decreases spread over our customer base and products and were down 7% to $25,611,000 for the nine months. About one third of the pretzel sales decline in the nine month period was due to the discontinuance of SUPERPRETZEL BAVARIAN Soft Pretzel Bread and lower sales to two customers accounted for roughly 90% of the balance of the decline. Sales of frozen juices and ices decreased $3,383,000 or 11% to $26,038,000 in the third quarter and were down 8% to $48,009,000 for the nine months. Increased trade spending to introduce WHOLE FRUIT Organic juice tubes and new PHILLY SWIRL products and general declines in sales of our existing PHILLY SWIRL products accounted for all of the sales decline in frozen juices and ices in the nine months and over 80% of the decline in the third quarter. PHILLY SWIRL sales were down in both periods primarily because of lower sales to a customer in Canada due to the stronger US dollar, lower sales to one warehouse club store which carried fewer SKUS this year and decreased sales to one retail supermarket customer of a product that is being discontinued.  We expect a significant improvement of sales of PHILLY SWIRL products in our fourth quarter compared to last year. Coupon redemption costs, a reduction of sales, which were higher in the first six months a year ago supporting the introduction of the SUPERPRETZEL BAVARIAN Soft Pretzel Bread, were essentially unchanged for the quarter at $826,000 and decreased 32% to $1,911,000 for the nine months. Handheld sales to retail supermarket customers decreased 18% to $3,813,000 in the quarter and decreased 21% to $11,121,000 for the nine months. Roughly 25% of the handhelds sales decline in the quarter and 40% for the nine months resulted from increased trade spending to introduce PILLSBURY mini dessert pies. The balance of the sales decline was spread over our customer base.

Sales of new products in the third quarter were approximately $2.5 million and were $4.5 million for the nine months. Price increases accounted for approximately $300,000 of sales in the quarter and $1.5 million in the nine months and net volume decreases including new product sales as defined above and net of decreased coupon costs, lowered sales by approximately $4.4 million in this quarter and $8.6 million in the nine months. Operating income in our Retail Supermarkets segment decreased from $6,406,000 to $4,266,000 in the quarter primarily because of approximately $600,000 of increased trade spending related to the introduction of WHOLE FRUIT Organic juice tubes, OREO churros, PILLSBURY mini dessert pies and other new products and sharply lower frozen juices and ices sales volume and decreased from $9,607,000 to $7,825,000 in the nine months primarily because of increased trade spending of $1.8 million for the introduction of new products as mentioned above and lower sales volume offset by $900,000 of lower coupon expenses.

FROZEN BEVERAGES

Frozen beverage and related product sales increased 2% to $71,820,000 in the third quarter and increased 7% to $180,945,000 in the nine month period. Beverage related sales alone were down 1% to $44,352,000 in the third quarter and were up 4% to $102,966,000 in the nine month period. Gallon sales were essentially unchanged for the three months and were up 5% for the nine month period primarily due to higher sales to movie theaters. Service revenue increased 7% to $18,398,000 in the third quarter and increased 10% to $53,105,000 for the nine month period with sales increases and decreases spread throughout our customer base.

Sales of beverage machines, which tend to fluctuate from year to year while following no specific trend, were $8,942,000, an increase of 16% from last year’s third quarter and were $23,911,000, or 21% higher than last year, in the nine month period. The approximate number of company owned frozen beverage dispensers was 55,500 and 53,100 at June 25, 2016 and September 26, 2015, respectively. Operating income in our Frozen Beverage segment decreased to $11,552,000 in this quarter and $15,210,000 for the nine months compared to $11,926,000 and $15,998,000 in last years’ periods, respectively. Higher group health insurance costs of about $500,000 and flat gallons volume contributed to the lower operating income for the third quarter and higher group health insurance costs of about $1.1 million and a bad debt write off of $200,000 contributed to the lower operating income in the nine months.

CONSOLIDATED

Gross profit as a percentage of sales was 33.13% in the three month period this year and 32.43% last year. For the nine month period, gross profit as a percentage of sales was 30.75% this year and 30.49% a year ago. For both periods, gross profit percentage benefitted from lower ingredient costs, pricing, increased handhelds and funnel cake business and more favorable product mix in our food service business offset by higher costs in our frozen beverages business and increased trade spending related to the introduction of WHOLE FRUIT Organic juice tubes, OREO churros, PILLSBURY mini dessert pies and new PHILLY SWIRL products in our retail supermarket business, as well as by sharply lower volume in our retail supermarket business.

Total operating expenses were essentially unchanged at $51,649,000 in the third quarter and as a percentage of sales increased from 18.51% percent to 18.58%. For the nine months, operating expenses increased $1,373,000, and as a percentage of sales decreased from 19.71% to 19.51%. Marketing expenses increased to 8.5% of sales in this year’s quarter from 8.3% last year and were 8.7% of sales in both years’ nine months. Distribution expenses were 6.8% of sales in this year’s quarter and were 7.3% of sales in last year’s quarter, and were 7.5% in this year’s nine month period and 7.8% of sales last years’ nine month period. Distribution expenses benefitted this quarter and nine months from lower fuel costs and shipping efficiencies. Administrative expenses were 3.1% of sales this quarter and 3.3% for the nine month period as compared to 2.8% of sales last year in the third quarter and 3.2% for the nine months.

Operating income increased $1,626,000 or 4% to $40,437,000 in the third quarter and increased $4,850,000 or 6% to $82,076,000 for the nine months as a result of the aforementioned items.

Investment income of $981,000 this year compared to a loss of $53,000 last year and was higher by $539,000 in the nine months. Last year’s investment income was reduced by realized losses of $1.4 million and $1.9 million in the three and nine months periods which compares to realized losses of $176,000 and $582,000 in this year’s three and nine months.

The effective income tax rate has been estimated at 35% and 37% for the quarter this year and last year, respectively and 35% and 37% for the nine months this year and last year, respectively. The effective income tax rate for the three months ended December 26, 2015 has been revised to 33.4% as a result of our early adoption in the March 2016 quarter of Accounting Standards Update NO. 2016-09, Improvements to Employee Share-Based Payment Accounting. Under this new standard, $499,000 of first quarter income tax benefit was recognized via a reduction of amounts previously recorded as additional paid in capital upon exercise of stock options. In the March 2016 and June 2016 fiscal quarters, we have realized a tax benefit of $89,000 and $163,000; respectively, upon similar exercises of stock options. We are estimating an effective income tax rate of approximately 35 1/4-35 1/2% for the year, which includes approximately 3/4 of 1 percentage point decrease because of the above referenced change in accounting.

Net earnings increased $2,329,000 or 10% in the current three month period to $26,791,000 and were $55,357,000 for the nine months this year compared to $50,355,000 for the nine month period last year, an increase of 10%.

There are many factors which can impact our net earnings from year to year and in the long run, among which are the supply and cost of raw materials and labor, insurance costs, factors impacting sales as noted above, the continuing consolidation of our customers, our ability to manage our manufacturing, marketing and distribution activities, our ability to make and integrate acquisitions and changes in tax laws and interest rates.